Exhibit B

                                VOTING AGREEMENT


         THIS VOTING AGREEMENT made this 19th day of September, 2000 (the "Effective Date"), between Simon Transportation Services Inc., a Nevada corporation having its principal place of business at 5157 West 2100 South, West Valley City, Utah 84120 (the "Company"), and the shareholders (the "Shareholders") of the Company whose names are set forth on the signature page of this Agreement (the "Agreement").


                                    RECITALS:

         WHEREAS, the Company has determined to issue options (the "Options") with respect to up to 375,000 shares of the Class A Common Stock of the Company (the "Common Stock") to certain executive employees of the Company and a warrant to purchase up to 300,000 shares of Common Stock to Jerry Moyes (the "Warrant");

         WHEREAS, the Common Stock is quoted on The Nasdaq Stock Market ("Nasdaq"):

         WHEREAS, Nasdaq has advised the Company that based on certain rules of Nasdaq, Nasdaq will require the Company to obtain approval from the shareholders of the Company of the issuance of the Options, the issuance of shares of Common Stock upon the exercise thereof and the related amendment of the Company's Incentive Stock Plan reflected by an Amendment No. 3 to the Simon Transportation Services Inc. 1995 Stock Incentive Plan (the "Option Proposal") prior to the issuance of 25,000 or more shares of the Common Stock upon exercise of the Options and that approval from the shareholders of the Company of the issuance of the Warrant and the shares of Common Stock to be issued upon the exercise thereof may also be necessary or desirable, and also shall be deemed part of the Option Proposal if requested by either the Company or Jerry Moyes; and

         WHEREAS, as an inducement to the Company to issue the Options and the Warrant, and on the terms and conditions set forth below, the Shareholders desire to agree to vote all of the shares of Common Stock held by such Shareholders in favor of the Option Proposal.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing premises, and for good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company and the Shareholders agree as follows:

         1. Voting Agreement. The Company agrees to submit to its shareholders at the next annual or special meeting of shareholders the Option Proposal for review and a vote thereon by the Company's shareholders. The Shareholders hereby irrevocably covenant and agree to vote all of the shares of the Common Stock owned by them (whether of record or beneficially) in favor of and for approval of the Option Proposal at any time that the Option Proposal is submitted to the shareholders of the Company for approval, whether at an annual meeting of shareholders, a special meeting of shareholders or pursuant to a consent solicitation, and to take all other actions reasonably necessary to accomplish the purposes of this Agreement.

         2. Term. This Agreement shall be effective until the Option Proposal is approved by a majority of the shareholders of the Company.

         3. Binding Effect. This Agreement shall be binding upon the heirs, administrators, trustees, beneficiaries, successors and assigns of the Shareholders and shall be applicable to any shares of Common Stock now owned or subsequently acquired by such Shareholders or their affiliates or their associates ("affiliate" and "associate" having the same definition for these purposes as under the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder); however, shares sold or transferred by the Shareholders in public market transactions shall no longer be deemed owned by the Shareholders and no longer deemed subject to this Agreement.

         4. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without reference to principles regarding conflicts of laws.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

                                            SIMON TRANSPORTATION SERVICES INC.,
                                            a Nevada corporation


                                            By:_________________________________

                                            Printed Name:_______________________

                                            Title:______________________________


_____________________________________       ____________________________________
Richard D. Simon, an individual             JERRY MOYES, an individual


_____________________________________       THE JERRY AND VICKIE MOYES FAMILY
Kelle A. Simon, an individual               TRUST DATED 12/11/87


_____________________________________       By:_________________________________
Lyn Simon, an individual                    Name:    Jerry Moyes
                                            Title:   Trustee


_____________________________________       By:_________________________________
Sherry L. Simon Bokovoy, an individual      Name:    Vickie Moyes
                                            Title:   Trustee


_____________________________________       SME STEEL CONTRACTORS, INC.,
Richard D. Simon, Jr., an individual        a Utah corporation

                                            By:_________________________________

_____________________________________       Printed Name:_______________________
Alban B. Lang, an individual
                                            Title:______________________________


                                            MOYES CHILDREN'S LIMITED PARTNERSHIP


                                            By:_________________________________
                                            Name:    Ronald Moyes
                                            Title:   General Partner


                                            ____________________________________
                                            Earl H. Scudder, an individual